Exhibit 99.(e)(7)

SIXTH AMENDMENT TO

DISTRIBUTION AGREEMENT

This Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated the 29th day of December, 2023, by and between the American Beacon Funds and the American Beacon Select Funds, with their principal office and place of business at 220 E. Las Colinas Blvd., Suite 1200, Irving, Texas 75039 (the “Client”), and Resolute Investment Distributors, Inc., a Delaware corporation with its principal office and place of business at 220 E. Las Colinas Boulevard, Suite 1200, Irving, Texas 75039 (“Resolute”) is entered into as of June 26, 2026.

WHEREAS, the parties wish to amend the Agreement as set forth below:

I.	Amendments:

a.	Effective as of dates indicated below, Schedule 1 is hereby incorporated into the Agreement, as amended, on behalf of each Fund of a Trust listed on Schedule 1 hereto, as may be amended from time to time (each, a “Fund”), and supersedes any prior Schedule 1 to the Agreement:

Fund Name	Action	Effective
American Beacon Ninety One International Franchise Fund	Termination	June 26, 2026
American Beacon Shapiro Equity Opportunities Fund	Termination	June 26, 2026
American Beacon Shapiro SMID Cap Equity Fund	Termination	June 26, 2026

Schedule 1 is hereby incorporated into the Agreement, as amended, on behalf of each Fund of a Trust listed on Schedule 1 hereto, as may be amended from time to time (each, a “Fund”), and supersedes any prior Schedule 1 to the Agreement.

Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

AMERICAN BEACON FUNDS AMERICAN BEACON SELECT FUNDS	RESOLUTE INVESTMENT DISTRIBUTORS, INC.
By:	/s/ Paul B. Cavazos	By:	/s/ Gregory J. Stumm
	Paul B. Cavazos		Gregory J. Stumm
	Vice President		President & CEO

DISTRIBUTION AGREEMENT

Amended and Restated Schedule 1

Funds and Classes of the Client

As of June 26, 2026

Funds	Classes
American Beacon Funds
AHL Managed Futures Strategy Fund	R5, Investor, A, C, Y
AHL TargetRisk Fund	R5, Investor, A, C, Y
ARK Transformational Innovation Fund	R5, Investor, A, C, Y, R6
Balanced Fund	R5, Investor, Advisor, A, C, Y
Developing World Income Fund	R5, Investor, A, C, Y
DoubleLine Floating Rate Fund	R5 R6, Investor, A, C, Y
DoubleLine Select Income Fund	Investor, Y, R6
Garcia Hamilton Quality Bond Fund	R5, Investor, Y, R6
IMC International Small Cap Fund	R5, Investor, Y
International Equity Fund	R5, Investor, Advisor, A, C, Y, R6
Large Cap Value Fund	R5, Investor, Advisor, A, C, Y, R6
Man Large Cap Growth Fund	R5, Investor, A, C, Y, R6
Man Large Cap Value Fund	R5, Investor, A, C, Y, R6
Ninety One Emerging Markets Equity Fund	R5, Y, R6
Ninety One Global Franchise Fund	R5, Y, R6
NIS Core Plus Bond Fund	A, C, Y, R6
SiM High Yield Opportunities Fund	R5, Investor, A, C, Y
Small Cap Value Fund	R5, Investor, Advisor, A, C, Y, R6
SSI Alternative Income Fund	R5, Investor, Y
Stephens Mid-Cap Growth Fund	R5, Investor, A, C, Y, R6
Stephens Small Cap Growth Fund	R5, Investor, A, C, Y, R6
The London Company Income Equity Fund	R5, Investor, A, C, Y, R6
TwentyFour Short Term Bond Fund	A, C, Y, R6
TwentyFour Strategic Income Fund	R5, Investor, A, C, Y
American Beacon Select Funds
U.S. Gov’t. Money Market Select Fund	Select

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

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